PRESS RELEASE

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Sarah Youngbauer
AMD Communications
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sarah.youngbauer@amd.com

Laura Graves
AMD Investor Relations
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AMD Announces Client Compute Leadership Updates

SANTA CLARA, Calif. — Aug. 27, 2018 — To further focus on its significant client computing growth opportunities, AMD (NASDAQ: AMD) today named Saeid Moshkelani as senior vice president and general manager, Client Compute Group, effective immediately. Moshkelani will lead all aspects of product strategy, management and engineering for AMD client computing products and solutions and will report to AMD President and CEO Dr. Lisa Su. In addition, Darren Grasby, senior vice president of global Computing and Graphics sales and AMD president for Europe, Middle East, and Africa (EMEA) will also now report directly to Dr. Su. AMD also announced that Jim Anderson, senior vice president and general manager of the Computing and Graphics business group, has decided to leave the company to pursue other opportunities.
"We see significant opportunities to continue gaining share and accelerate our growth in the client processor market based on the strength of our premium AMD Ryzen product portfolio and our long-term roadmaps,” said Su. “Saeid and Darren are the right leaders to combine our product leadership with strong and strategic customer relationships as we enter our next phase of growth in the client PC market. I am grateful to Jim for his many contributions to AMD and wish him the very best as he begins a new chapter in his career.”

About Saeid Moshkelani
Saeid Moshkelani serves as senior vice president and general manager of the AMD Client Compute Group responsible for all aspects of product strategy, management and engineering for client computing products and solutions. Moshkelani joined AMD in 2012 as general manager of the AMD Semi-Custom Business Unit, which he grew from infancy to a multi-billion-dollar business. He then spent two years leading product and platform engineering operations. Moshkelani is an experienced executive with more than 30 years of engineering and operations leadership experience and a strong track record of driving product development and business growth for semiconductor companies, including Trident Microsystems Inc., LSI Logic, C-Cube Microsystems and VLSI. Moshkelani holds a Bachelor of Science in electrical engineering from Oregon State University.

About Darren Grasby
Darren Grasby is senior vice president of global Computing and Graphics sales and president of AMD operations in Europe, Middle East and Africa (EMEA). Grasby is responsible for driving worldwide AMD Computing and Graphics sales across PC manufacturers and channel partners whilst enhancing the regional reputation of AMD with customers, partners and employees. Having joined AMD in 2007 he has been instrumental in uniting the sales teams across the globe, driving synergies across AMD’s different routes to market and in turn increasing the company’s global sales footprint.

About AMD
For more than 45 years AMD has driven innovation in high-performance computing, graphics and visualization technologies ― the building blocks for gaming, immersive platforms and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

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